Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the use in this Registration Statement of NewGold Inc. on Form SB-2 of our report, dated April 15, 2005, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 15, 2005, relating to the financial statement schedules appearing elsewhere in this Registration Statement. Our report dated April 15, 2005 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts" and "Selected Financial Data" in such Prospectus.


/s/ SINGER LEWAK GREENBAUM AND GOLDSTEIN LLP
SINGER LEWAK GREENBAUM AND GOLDSTEIN LLP

Los Angeles, California
March 3, 2006